Subject to Completion Preliminary Term Sheet dated June 10, 2026

Filed Pursuant to Rule 433
Registration Statement No. 333-277211
(To Prospectus dated February 21, 2024,
Prospectus Supplement dated February 21, 2024 and

Product Supplement STOCK LIRN-2 dated June 10, 2026)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	June , 2026 June , 2026 June , 2028
*Subject to change based on the actual date the notes are priced for initial sale to the public (the "pricing date")

Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities

▪      Maturity of approximately two years, if not called prior to maturity

▪      Automatic call of the notes per unit at $10 plus the Call Premium of [$1.80 to $1.90] if the Basket is flat or increases above 100.00% of the Starting Value on the Observation Date

▪      The Observation Date will occur approximately one year after the pricing date

▪      If the notes are not called, at maturity:

▪       200.00% leveraged upside exposure to increases in the Basket

▪       1-to-1 downside exposure to decreases in the Basket, with up to 100.00% of the principal amount at risk

▪      The Basket will be comprised of the equity securities of Amazon.com, Inc., Arista Networks, Inc., Broadcom Inc., Constellation Energy Corporation, Coherent Corp., CoreWeave, Inc., Equinix, Inc., Eaton Corporation plc, GE Vernova Inc., Marvell Technology, Inc., Microsoft Corporation, NVIDIA Corporation, Vertiv Holdings Co, Vistra Corp. and Advanced Micro Devices, Inc. (the “Basket Stocks”). Each Basket Stock will be given an initial weight of 6.67% (except for the common stock of Advanced Micro Devices, Inc., which will be given an initial weight of 6.62%)

▪      All payments are subject to the credit risk of HSBC USA Inc.

▪      No interest payments

▪      In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Supplement to the Plan of Distribution—Role of MLPF&S and BofAS”

▪      No listing on any securities exchange

The notes are being issued by HSBC USA Inc. (“HSBC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-7 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement STOCK LIRN-2.

The estimated initial value of the notes on the pricing date is expected to be between $9.00 and $9.50 per unit, which will be less than the public offering price listed below. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on page TS-2 and “Risk Factors” beginning on page TS-7 of this term sheet for additional information.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$ 10.000	$
Underwriting discount(1)	$ 0.175	$
Proceeds, before expenses, to HSBC	$ 9.825	$

(1)	For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.950 per unit and $0.125 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

June   , 2026

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

Summary

The Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Equity Securities, due June  , 2028 (the “notes”) are our senior unsecured debt securities and are not a direct or indirect obligation of any third party. The notes are not deposit liabilities or other obligations of a bank and are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. The notes will rank equally with all of our other senior unsecured debt. Any payments due on the notes, including any repayment of principal, depend on the credit risk of HSBC and its ability to satisfy its obligations as they come due. The notes will be automatically called at the Call Amount if the Observation Level of the Market Measure, which is the basket of fifteen equity securities described below (the “Basket”), on the Observation Date is equal to or greater than the Call Level. You will not receive any notice from us if the notes are automatically called. If the notes are not called, at maturity, the notes provide you a leveraged return if the Ending Value is greater than the Starting Value. If the Ending Value is equal to the Starting Value, you will receive the principal amount of your notes. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket will be comprised of the common stock of Amazon.com, Inc., the common stock of Arista Networks, Inc., the common stock of Broadcom Inc., the common stock of Constellation Energy Corporation, the common stock of Coherent Corp., the Class A common stock of CoreWeave, Inc., the common stock of Equinix, Inc., the ordinary shares of Eaton Corporation plc, the common stock of GE Vernova Inc., the common stock of Marvell Technology, Inc., the common stock of Microsoft Corporation, the common stock of NVIDIA Corporation, the Class A common stock of Vertiv Holdings Co, the common stock of Vistra Corp. and the common stock of Advanced Micro Devices, Inc. (the “Underlying Companies”). On the pricing date, each Basket Stock will be given an initial weight of 6.67% (except for the common stock of Advanced Micro Devices, Inc., which will be given an initial weight of 6.62%).

The estimated initial value of the notes will be less than the price you pay to purchase the notes. The estimated initial value is determined by reference to our or our affiliates’ internal pricing models and reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked notes, and the market prices for hedging arrangements related to the notes (which may include call options, put options or other derivatives). This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. The difference in the borrowing rate, as well as the underwriting discount and the costs associated with hedging the notes, including the hedging-related charge described below, will reduce the economic terms of the notes (including the Call Premimum). The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes. The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this term sheet relates.

Terms of the Notes

Issuer:	HSBC USA Inc. (“HSBC”)
Principal Amount:	$10.00 per unit
Term:	Approximately two years, if not called
Market Measure:	A basket of fifteen equity securities comprised of the common stock of Amazon.com, Inc. (Nasdaq symbol: “AMZN”), the common stock of Arista Networks, Inc. (NYSE symbol: “ANET”), the common stock of Broadcom Inc. (Nasdaq symbol: “AVGO”), the common stock of Constellation Energy Corporation (Nasdaq symbol: “CEG”), the common stock of Coherent Corp. (NYSE symbol: “COHR”), the Class A common stock of CoreWeave, Inc. (Nasdaq symbol: “CRWV”), the common stock of Equinix, Inc. (Nasdaq symbol: “EQIX”), the ordinary shares of Eaton Corporation plc (NYSE symbol: “ETN”), the common stock of GE Vernova Inc. (NYSE symbol: “GEV”), the common stock of Marvell Technology, Inc. (Nasdaq symbol: “MRVL”), the common stock of Microsoft Corporation (Nasdaq symbol: “MSFT”), the common stock of NVIDIA Corporation (Nasdaq symbol: “NVDA”), the Class A common stock of Vertiv Holdings Co (NYSE symbol: “VRT”), the common stock of Vistra Corp. (NYSE symbol: “VST”) and the common stock of Advanced Micro Devices, Inc. (Nasdaq symbol: “AMD”) (each, a “Basket Stock”).
Starting Value:	The Starting Value will be set to 100.00 on the pricing date.
Observation Level:	The value of the Basket on the Observation Date, calculated as specified in “The Basket” on page TS-9.
Observation Date:

On or about July , 2027, approximately one year after the pricing date.

The scheduled Observation Date is subject to postponement in the event of Market Disruption Events, as described on page PS-29 of product supplement STOCK LIRN-2.

Call Level:	100.00% of the Starting Value
Call Amount (per Unit):	[$11.80 to $11.90]. The actual Call Amount will be determined on the pricing date.

Call Settlement Date:	Approximately the fifth business day following the Observation Date, subject to postponement if the Observation Date is postponed, as described on page PS-19 of product supplement STOCK LIRN-2.
Call Premium:	[$1.80 to $1.90] per unit (which represents a return of [18.00% to 19.00%] over the principal amount). The actual Call Premium will be determined on the pricing date.
Ending Value:	The value of the Basket on the Calculation Day, calculated as specified in “The Basket” on page TS-9. The scheduled Calculation Day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-29 of product supplement STOCK LIRN-2.
Threshold Value:	100% of the Starting Value
Participation Rate:	200%.
Calculation Day:	Approximately the fifth scheduled Trading Day immediately preceding the maturity date.
Price Multiplier:	1 for each Basket Stock, subject to adjustment for certain corporate events relating to the Basket Stocks described beginning on page PS-21 of product supplement STOCK LIRN-2.
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.175 per unit as listed on the cover page and an additional charge of $0.05 per unit more fully described on page TS-27.
Calculation Agent:	BofA Securities, Inc. (“BofAS”) and HSBC, acting jointly.

Autocallable Leveraged Index Return Notes®	TS-2

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

Determining Payment on the Notes

Automatic Call Provision

The notes will be called automatically on the Observation Date if the Observation Level is equal to or greater than the Call Level. If the notes are called, you will receive $10 per unit plus the Call Premium.

Redemption Amount Determination

If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

Autocallable Leveraged Index Return Notes®	TS-3

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322:

▪	Product supplement STOCK LIRN-2 dated June 10, 2026:
https://www.sec.gov/Archives/edgar/data/83246/000110465926072367/tm2616470d147_424b5.htm

▪	Prospectus supplement dated February 21, 2024:
https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

▪	Prospectus dated February 21, 2024:
https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 83246. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the section indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK LIRN-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to HSBC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You are willing to receive a return on your investment capped at the return represented by the Call Premium if the Observation Level is equal to or greater than the Call Level.
▪	You anticipate that the notes will be automatically called or that the value of the Basket will increase from the Starting Value to the Ending Value.
▪	You are willing to risk a loss of principal if the notes are not automatically called and the value of the Basket decreases from the Starting Value to the Ending Value.
▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.
▪	You are willing to forgo dividends or other benefits of owning the Basket Stocks.
▪	You are willing to accept that a secondary market is not expected to develop for the notes, and understand that the market prices for the notes, if any, may be less than the principal amount and will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and the fees charged, as described on page TS-2.
▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amount or the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You want to hold your notes for the full term.
▪	You believe that the notes will not be automatically called and the value of the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.
▪	You seek principal repayment or preservation of capital.
▪	You seek interest payments or other current income on your investment.
▪	You want to receive dividends or other distributions paid on the Basket Stocks.
▪	You seek an investment for which there will be a liquid secondary market.
▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

Autocallable Leveraged Index Return Notes®	TS-4

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

Hypothetical Payout Profile

The graph below is based on hypothetical numbers and values. The graph below shows a payout profile at maturity, which would only apply if the notes are not called on the Observation Date ..

Autocallable Leveraged Index Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 200.00% and the Threshold Value of 100.00% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Basket Stocks, excluding dividends.

This graph has been prepared for purposes of illustration only.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes, assuming the notes are not called on the Observation Date. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, whether the notes are called on the Observation Date, and term of your investment.

The following table is based on the Starting Value of 100.00, the Threshold Value of 100.00 and the Participation Rate of 200.00%. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
70.00	-30.00%	$7.00	-30.00%
85.00	-15.00%	$8.50	-15.00%
90.00	-10.00%	$9.00	-10.00%
95.00	-5.00%	$9.50	-5.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)(2)	0.00%	$10.00	0.00%
101.00	1.00%	$10.20	2.00%
102.00	2.00%	$10.40	4.00%
105.00	5.00%	$11.00	10.00%
110.00	10.00%	$12.00	20.00%
120.00	20.00%	$14.00	40.00%
150.00	50.00%	$20.00	100.00%

(1)	This is the Threshold Value.
(2)	The Starting Value will be set to 100.00 on the pricing date.

For recent hypothetical values of the Basket, see “The Basket” section below. For recent actual prices of the Basket Stocks, see “The Basket Stocks” section below. The value of the Basket will not include any income generated by dividends paid on the Basket Stocks, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Autocallable Leveraged Index Return Notes®	TS-5

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

Redemption Amount Calculation Examples:

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 100.00
Ending Value: 50.00

= $5.00 Redemption Amount per unit

Example 2
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	110.00

Redemption Amount per unit

Autocallable Leveraged Index Return Notes®	TS-6

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

Risk Factors

We urge you to read the section “Risk Factors” in the product supplement and in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the Basket Stocks. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, with respect to the notes in light of your particular financial and other circumstances and the information set forth in this term sheet and the accompanying product supplement, prospectus supplement and prospectus.

In addition to the risks in the product supplement identified below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the notes described in the section “— Risks Relating to All Note Issuances.”

Structure-related Risks

▪	If the notes are not automatically called, depending on the performance of the Basket as measured shortly before the maturity date, you may lose up to 100% of the principal amount.

▪	If the notes are called, your investment return is limited to the return represented by the Call Premium.

▪	Changes in the price of one of the Basket Stocks may be offset by changes in the prices of the other Basket Stocks. Due to the different Initial Component Weights, changes in the prices of some Basket Stocks will have a more substantial impact on the value of the Basket than similar changes in the prices of the other Basket Stocks.

▪	Your investment return may be less than a comparable investment directly in the Basket Stocks.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Valuation- and Market-related Risks

▪	The estimated initial value of the notes will be less than the public offering price and may differ from the market value of the notes in the secondary market, if any. We will determine the estimated initial value by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. Different pricing models and assumptions could provide valuations for the notes that are different from our estimated initial value. The estimated initial value will reflect our internal funding rate we use to issue market-linked notes, as well as the mid-market value of the hedging arrangements related to the notes (which may include call options, put options or other derivatives).

▪	Our internal funding rate for the issuance of these notes is lower than the rate we would use when we issue conventional fixed or floating rate debt securities. This is one of the factors that may result in the market value of the notes being less than their estimated initial value. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you.

▪	The price of your notes in the secondary market, if any, immediately after the pricing date is expected to be less than the public offering price. The public offering price takes into account certain costs, principally the underwriting discount, the hedging costs described on page TS-27 and the costs associated with issuing the notes. The costs associated with issuing the notes will be used or retained by us or one of our affiliates. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them.

▪	The estimated initial value does not represent a minimum price at which we, MLPF&S, BofAS or any of our respective affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Basket and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trading in shares of the Basket Stocks), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agents, one of which is us and one of which is BofAS. We have the right to appoint and remove the calculation agents.

Autocallable Leveraged Index Return Notes®	TS-7

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

Market Measure-related Risks

▪	An Underlying Company will not have any obligations relating to the notes, and none of us, MLPF&S, BofAS or our respective affiliates will perform any due diligence procedures with respect to any Underlying Company.

▪	As a noteholder, you will have no rights of a holder of any Basket Stock, and you will not be entitled to receive any shares of a Basket Stock or dividends or other distributions by any Underlying Company.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of the Underlying Companies, we, MLPF&S, BofAS and our respective affiliates do not control any Underlying Company, and have not verified any disclosure made by any Underlying Company.

▪	The payment on the notes will not be adjusted for all corporate events that could affect a Basket Stock. See “Description of LIRNs—Anti-Dilution Adjustments” beginning on page PS-21 of product supplement STOCK LIRN-2.

Tax-related Risks

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-32 of product supplement STOCK LIRN-2.

Additional Risk Factors

Some Basket Stocks have limited actual historical information.

The common stock of Constellation Energy Corporation began trading on February 2, 2022. The Class A common stock of CoreWeave, Inc. began trading on March 28, 2025. The common stock of GE Vernova Inc. began trading on April 2, 2024. Because those Basket Stocks are of recent origin and limited actual historical performance data exists with respect to them, your investment in the notes may involve a greater risk than investing in securities linked to a Basket Stock with more established records of performance.

The notes are subject to risks associated with non-U.S. companies.

The ordinary shares of Eaton Corporation plc are issued by a foreign company. Foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. Foreign companies may be subject to different political, market, economic, regulatory and other risks than those applicable to domestic companies, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the performance of the ordinary shares of Eaton Corporation plc and consequently, the return on the notes.

Autocallable Leveraged Index Return Notes®	TS-8

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

The Basket

The Basket is designed to allow investors to receive payment on the notes based on the performance of the Basket from the Starting Value to the Observation Level and the Ending Value. The Basket Stocks are described in “The Basket Stocks” below. Each Basket Stock will be assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of LIRNs—Basket Market Measures” beginning on page PS-27 of product supplement STOCK LIRN-2.

If June 2, 2026 were the pricing date, for each Basket Stock, the Initial Component Weight, the Closing Market Price, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:

Basket Stock	Bloomberg Symbol	Initial Component Weight	Closing Market Price (1)(2)	Hypothetical Component Ratio (1)(3)	Initial Basket Value Contribution
Amazon.com, Inc.	AMZN	6.67%	256.52	0.02600187	6.67
Arista Networks, Inc.	ANET	6.67%	175.33	0.03804255	6.67
Broadcom Inc.	AVGO	6.67%	481.57	0.01385053	6.67
Constellation Energy Corp	CEG	6.67%	272.65	0.02446360	6.67
Coherent Corp.	COHR	6.67%	426.89	0.01562463	6.67
CoreWeave, Inc.	CRWV	6.67%	119.27	0.05592353	6.67
Equinix, Inc.	EQIX	6.67%	1,071.80	0.00622318	6.67
Eaton Corporation plc	ETN	6.67%	417.62	0.01597146	6.67
GE Vernova Inc.	GEV	6.67%	969.67	0.00687863	6.67
Marvell Technology, Inc.	MRVL	6.67%	290.79	0.02293752	6.67
Microsoft Corporation	MSFT	6.67%	441.31	0.01511409	6.67
NVIDIA Corporation	NVDA	6.67%	222.82	0.02993448	6.67
Vertiv Holdings Co	VRT	6.67%	334.49	0.01994081	6.67
Vistra Corp.	VST	6.67%	157.97	0.04222321	6.67
Advanced Micro Devices, Inc.	AMD	6.62%	521.54	0.01269318	6.62
				Starting Value	100.00

(1)	The actual Closing Market Price of each Basket Stock and the resulting actual Component Ratios will be determined on the pricing date.

(2)	These were the Closing Market Prices of the Basket Stocks on June 2, 2026.

(3)	Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Stock (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Stock on June 2, 2026 and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket on the Observation Date and the Calculation Day by summing the products of the Closing Market Price for each Basket Stock (multiplied by its Price Multiplier) on that day and the Component Ratio applicable to that Basket Stock. The Price Multiplier for each Basket Stock will initially be 1, and is subject to adjustment as described in product supplement STOCK LIRN-2. If the scheduled Observation Date or Calculation Day is determined by the calculation agent not to be a trading day or a Market Disruption Event occurs on that day as to any Basket Stock, the Closing Market Price of that Basket Stock will be determined as more fully described in the section entitled “Description of LIRNs—Basket Market Measures— Observation Level or Ending Value of the Basket” beginning on page PS-28 of product supplement STOCK LIRN-2.

Autocallable Leveraged Index Return Notes®	TS-9

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical daily performance of the Basket from March 28, 2025 through June 2, 2026. The graph is based upon actual daily historical prices of the Basket Stocks, hypothetical Component Ratios based on the Closing Market Prices of the Basket Stocks as of March 28, 2025, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of its future performance or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Autocallable Leveraged Index Return Notes®	TS-10

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

The Basket Stocks

We have derived the following information about the Underlying Companies from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because each Basket Stock is registered under the Securities Exchange Act of 1934, each Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located through the SEC’s website at http://www.sec.gov by reference to the applicable CIK number set forth below.

This term sheet relates only to the notes and does not relate to any securities of the Underlying Companies. None of us, MLPF&S, BofAS or any of our respective affiliates has participated or will participate in the preparation of the Underlying Companies’ publicly available documents. None of us, MLPF&S, BofAS or any of our respective affiliates have made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. None of us, MLPF&S, BofAS or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Basket Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Companies could affect the value of the Basket Stocks and therefore could affect your return on the notes. Information from outside sources is not incorporated by reference in, and should not be considered part of, this term sheet or any accompanying prospectus, prospectus supplement or product supplement. The selection of the Basket Stocks is not a recommendation to buy or sell shares of the Basket Stocks.

Amazon.com, Inc.

Amazon.com, Inc. is an online retailer that offers products including: books, music, videotapes, computers, electronics, home and garden, and numerous other products. The company offers personalized shopping services, web-based credit card payment, and direct shipping to customers. This Basket Stock trades on the Nasdaq Global Select Market (the “Nasdaq”) under the symbol “AMZN.” The company’s CIK number is 1018724.

The following graph shows the daily historical performance of AMZN on its primary exchange in the period from January 1, 2016 through June 2, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 2, 2026, the Closing Market Price of AMZN was $256.52. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of AMZN

This historical data on AMZN is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of AMZN during any period set forth above is not an indication that the price per share of AMZN is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of AMZN.

Autocallable Leveraged Index Return Notes®	TS-11

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

Arista Networks, Inc.

Arista Networks, Inc. provides cloud networking solutions for data-centers and computer environments. The company offers ethernet switches, pass-through cards, transceivers, and enhanced operating systems. It also provides host adapter solutions and networking services. This Basket Stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “ANET.” The company’s CIK number is 1596532.

The following graph shows the daily historical performance of ANET on its primary exchange in the period from January 1, 2016 through June 2, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 2, 2026, the Closing Market Price of ANET was $175.33. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of ANET

This historical data on ANET is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of ANET during any period set forth above is not an indication that the price per share of ANET is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of ANET.

Autocallable Leveraged Index Return Notes®	TS-12

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

Broadcom Inc.

Broadcom Inc. designs, develops, and supplies semiconductor and infrastructure software solutions. The company offers digital and mixed signal complementary metal oxide semiconductor-based devices and analog III-V based products, as well as provides enterprise and data center networking, home connectivity, set-top boxes, broadband access, and telecommunication equipment. This Basket Stock trades on the Nasdaq under the symbol “AVGO.” The company’s CIK number is 1730168.

The following graph shows the daily historical performance of AVGO on its primary exchange in the period from January 1, 2016 through June 2, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 2, 2026, the Closing Market Price of AVGO was $481.57. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of AVGO

This historical data on AVGO is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of AVGO during any period set forth above is not an indication that the price per share of AVGO is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of AVGO.

Autocallable Leveraged Index Return Notes®	TS-13

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

Constellation Energy Corporation

Constellation Energy Corporation produces carbon-free energy and sustainable solutions. The company generates and distributes nuclear, hydro, wind, and solar energy solutions. This Basket Stock trades on Nasdaq under the symbol “CEG.” The company’s CIK number is 1868275.

The following graph shows the daily historical performance of CEG on its primary exchange in the period from February 1, 2022 through June 2, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 2, 2026, the Closing Market Price of CEG was $272.65. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of CEG

This historical data on CEG is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of CEG during any period set forth above is not an indication that the price per share of CEG is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of CEG.

Autocallable Leveraged Index Return Notes®	TS-14

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

Coherent Corp.

Coherent Corp. produces carbon-free energy and sustainable solutions. The company generates and distributes nuclear, hydro, wind, and solar energy solutions. This Basket Stock trades on the NYSE under the symbol “COHR.” The company’s CIK number is 820318.

The following graph shows the daily historical performance of COHR on its primary exchange in the period from January 1, 2016 through June 2, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 2, 2026, the Closing Market Price of COHR was $426.89. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of COHR

This historical data on COHR is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of COHR during any period set forth above is not an indication that the price per share of COHR is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of COHR.

Autocallable Leveraged Index Return Notes®	TS-15

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

CoreWeave, Inc.

CoreWeave, Inc. provides software solutions and cloud services. The company offers cloud infrastructure platform that manages engineering, assembling, running, and monitoring state-of-the-art infrastructure. This Basket Stock trades on the Nasdaq under the symbol “CRWV.” The company’s CIK number is 1769628.

The following graph shows the daily historical performance of CRWV on its primary exchange in the period from March 28, 2025 through June 2, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 2, 2026, the Closing Market Price of CRWV was $119.27. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of CRWV

This historical data on CRWV is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of CRWV during any period set forth above is not an indication that the price per share of CRWV is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of CRWV.

Autocallable Leveraged Index Return Notes®	TS-16

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

Equinix, Inc.

Equinix, Inc. operates as a real estate investment trust. The company invests in interconnected data centers. This Basket Stock trades on the Nasdaq under the symbol “EQIX.” The company’s CIK number is 1101239.

The following graph shows the daily historical performance of EQIX on its primary exchange in the period from January 1, 2016 through June 2, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 2, 2026, the Closing Market Price of EQIX was $1,071.80. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of EQIX

This historical data on EQIX is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of EQIX during any period set forth above is not an indication that the price per share of EQIX is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of EQIX.

Autocallable Leveraged Index Return Notes®	TS-17

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

Eaton Corporation plc

Eaton Corporation plc manufactures engineered products for the industrial, vehicle, construction, commercial, and aerospace markets. The company offers products including hydraulic products and fluid connectors, electrical power distribution and control equipment, truck drivetrain systems, engine components. This Basket Stock trades on the NYSE under the symbol “ETN.” The company’s CIK number is 1551182.

The following graph shows the daily historical performance of ETN on its primary exchange in the period from January 1, 2016 through June 2, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 2, 2026, the Closing Market Price of ETN was $417.62. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of ETN

This historical data on ETN is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of ETN during any period set forth above is not an indication that the price per share of ETN is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of ETN.

Autocallable Leveraged Index Return Notes®	TS-18

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

GE Vernova Inc.

GE Vernova Inc. operates as an electric power company. The company designs, manufactures, and delivers electric power systems and services that generate, transfer, orchestrate, convert, and store electricity. This Basket Stock trades on the NYSE under the symbol “GEV.” The company’s CIK number is 1996810.

The following graph shows the daily historical performance of GEV on its primary exchange in the period from April 2, 2024 through June 2, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 2, 2026, the Closing Market Price of GEV was $969.67. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of GEV

This historical data on GEV is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of GEV during any period set forth above is not an indication that the price per share of GEV is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of GEV.

Autocallable Leveraged Index Return Notes®	TS-19

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

Marvell Technology, Inc.

Marvell Technology, Inc. develops and produces semiconductors and related technology. The company offers security and networking platform, secure data processing, networking, and storage solutions. This Basket Stock trades on the Nasdaq under the symbol “MRVL.” The company’s CIK number is 1835632.

The following graph shows the daily historical performance of MRVL on its primary exchange in the period from January 1, 2016 through June 2, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 2, 2026, the Closing Market Price of MRVL was $290.79. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of MRVL

This historical data on MRVL is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of MRVL during any period set forth above is not an indication that the price per share of MRVL is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of MRVL.

Autocallable Leveraged Index Return Notes®	TS-20

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

Microsoft Corporation

Microsoft Corporation develops, manufactures, licenses, sells, and supports software products. The company offers operating system software, server application software, business and consumer applications software, software development tools, and Internet and intranet software. This Basket Stock trades on the Nasdaq under the symbol “MSFT.” The company’s CIK number is 789019.

The following graph shows the daily historical performance of MSFT on its primary exchange in the period from January 1, 2016 through June 2, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 2, 2026, the Closing Market Price of MSFT was $441.31. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of MSFT

This historical data on MSFT is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of MSFT during any period set forth above is not an indication that the price per share of MSFT is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of MSFT.

Autocallable Leveraged Index Return Notes®	TS-21

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

NVIDIA Corporation

NVIDIA Corporation designs, develops, and markets three dimensional (3D) graphics processors and related software. The company's products provide interactive 3D graphics to the mainstream personal computer market. This Basket Stock trades on the Nasdaq under the symbol “NVDA.” The company’s CIK number is 1045810.

The following graph shows the daily historical performance of NVDA on its primary exchange in the period from January 1, 2016 through June 2, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 2, 2026, the Closing Market Price of NVDA was $222.82. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of NVDA

This historical data on NVDA is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of NVDA during any period set forth above is not an indication that the price per share of NVDA is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of NVDA.

Autocallable Leveraged Index Return Notes®	TS-22

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

Vertiv Holdings Co

Vertiv Holdings Co operates as a holding company. The company, through its subsidiaries, provides DC power systems, heat rejection, power transfer switches, monitoring equipment, power control, and holistic data center cooling solutions. This Basket Stock trades on the NYSE under the symbol “VRT.” The company’s CIK number is 1674101.

The following graph shows the daily historical performance of VRT on its primary exchange in the period from February 10, 2020 through June 2, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 2, 2026, the Closing Market Price of VRT was $334.49. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of VRT

This historical data on VRT is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of VRT during any period set forth above is not an indication that the price per share of VRT is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of VRT.

Autocallable Leveraged Index Return Notes®	TS-23

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

Vistra Corp.

Vistra Corp. provides utility services. The company generates energy. This Basket Stock trades on the NYSE under the symbol “VST.” The company’s CIK number is 1692819.

The following graph shows the daily historical performance of VST on its primary exchange in the period from May 10, 2017 through June 2, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 2, 2026, the Closing Market Price of VST was $157.97. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of VST

This historical data on VST is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of VST during any period set forth above is not an indication that the price per share of VST is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of VST.

Autocallable Leveraged Index Return Notes®	TS-24

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

Advanced Micro Devices, Inc.

The Advanced Micro Devices, Inc. produces semiconductor products and devices. The company offers products such as microprocessors, embedded microprocessors, chipsets, graphics, video and multimedia products and supplies it to third-party foundries, as well as provides assembling, testing, and packaging services. This Basket Stock trades on the Nasdaq under the symbol “AMD.” The company’s CIK number is 2488.

The following graph shows the daily historical performance of AMD on its primary exchange in the period from January 1, 2016 through June 2, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 2, 2026, the Closing Market Price of AMD was $521.54. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of AMD

This historical data on AMD is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of AMD during any period set forth above is not an indication that the price per share of AMD is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of AMD.

Autocallable Leveraged Index Return Notes®	TS-25

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

Supplement to the Plan of Distribution

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the estimated initial value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket, the remaining term of the notes, and the issuer’s creditworthiness. However, neither we nor any of our affiliates are obligated to purchase your notes at any price, or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the estimated initial value of the notes.

The value of the notes shown on your account statement provided by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or one of its affiliates were to make a market in the notes, which it is not obligated to do. This estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

•	the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•	a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•	a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Role of MLPF&S and BofAS

BofAS will participate as selling agent in the distribution of the notes. Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 per unit principal amount and will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by BofAS seeking bids from market participants, which could include one of our affiliates and MLPF&S, BofAS and their affiliates.These hedging arrangements take

Autocallable Leveraged Index Return Notes®	TS-26

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Equity Securities, due June , 2028

into account a number of factors, including the issuer’s creditworthiness, interest rate movements, the volatility of the Basket Stocks, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of the hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors” beginning on page PS-7 of product supplement STOCK LIRN-2.

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

▪	You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid executory contracts with respect to the Basket.

▪	Under this characterization and tax treatment of the notes, a U.S. holder (as defined in the prospectus supplement) generally will recognize capital gain or loss upon maturity or upon a sale, call or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

▪	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

▪	Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, should not apply to the notes unless the notes are “delta-one” instruments. Based on our determination that the notes are not delta-one instruments, non-U.S. holders (as defined in the prospectus supplement) should not generally be subject to withholding on dividend equivalent payments, if any, under the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-32 of product supplement STOCK LIRN-2.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

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